Exhibit 10.2

PROMISSORY NOTE

FROM

STERLING NORTHLAND, LLC

TO

LIFE INSURANCE COMPANY OF THE SOUTHWEST

August _____, 2015

TABLE OF CONTENTS

ARTICLE 1. INTEREST RATE		1
1.1	Interest Rate	1
ARTICLE 2. PAYMENT OF PRINCIPAL AND INTEREST		2
2.1	Schedule of Principal and Interest Payments	2
2.2	Business Day	2
ARTICLE 3. PREPAYMENT FEE		2
3.1	Prepayment Fee	2
3.2	Prepayment Premium	2
3.3	Prepayment without a Prepayment Fee	3
3.4	Prepayment Fee upon Acceleration	3
ARTICLE 4. GENERAL PROVISIONS AS TO PAYMENTS		3
4.1	Application of Payments	3
4.2	Payments in United States Currency	4
4.3	ACH	4
ARTICLE 5. DEFAULT; REMEDIES		4
5.1	Events of Default	4
5.2	Acceleration	4
5.3	Late Payment Charge	4
5.4	Late Payments	5
5.5	Interest Rate after Default	5
ARTICLE 6. GENERAL PROVISIONS		5
6.1	Attorneys' Fees	5
6.2	Obligation Unconditional; Time of Essence	5
6.3	Independence	5
6.4	Borrower's Waivers	6
6.5	Loss or Destruction	6
6.6	Binding Effect	6
6.7	Definitions; Construction and Interpretation	6
6.8	Joint and Several Obligations	7
6.9	Loan Agreement Provisions	7
ARTICLE 7. MAXIMUM INTEREST RATE		7
7.1	Interest	7
ARTICLE 8. RECOURSE		7
8.1	Recourse Obligations	7
8.2	Waivers	10
ARTICLE 9. EFFECTIVE DATE		10
9.1	Entry of Effective Date	10

PROMISSORY NOTE

LSW LOAN NO. 210696

$35,600,000Bloomington,  MinnesotaAugust __, 2015

FOR VALUE RECEIVED, the undersigned, STERLING NORTHLAND, LLC, a Minnesota limited liability company with offices at and mailing address of 1711 Gold Drive South,  Fargo, ND  58103 ("Borrower"), promises to pay to the order of LIFE INSURANCE COMPANY OF THE SOUTHWEST, a Texas corporation with offices at and mailing address of One National Life Drive,  Montpelier,  VT    05604 or any subsequent holder of this Note; Life Insurance Company of the Southwest and each subsequent holder of this Note being referred to as "Lender"), the principal sum of THIRTY-FIVE MILLION SIX HUNDRED THOUSAND DOLLARS ($35,600,000) or so much thereof as is outstanding from time to time ("Principal Balance"), together with:  (i) interest at the rate and in the manner hereinafter provided; (ii) all amounts which may become due under the Mortgage of near or even date herewith securing this Note ("Mortgage"), which Mortgage encumbers and is secured by that certain Real Property located at 3800 American Boulevard, Bloomington, Hennepin County, Minnesota, or under that certain Loan Agreement of near or even date herewith ("Loan Agreement"), or under any guaranty or indemnity, or under any of the other documents and agreements executed by Borrower or any other party in favor of Lender in connection with the Loan (all of the above, collectively, "Loan Documents"); (iii) any costs and expenses, including reasonable attorneys' and appraisers' fees, incurred in the collection of this Note, foreclosure of the Mortgage, the exercise of other rights and remedies under the Mortgage or the other Loan Documents, protecting or sustaining the lien of the Mortgage, or any litigation or controversy arising from or connected with this Note, the Mortgage or any other Loan Document; and (iv) all taxes (other than Lender's income taxes) or duties assessed against Lender upon the debt evidenced hereby or upon the Property (the Principal Balance together with all amounts described in (i) through (iv) above are collectively referred to as the "Indebtedness").  The Real Property and all other collateral or assigned interests securing this Note are collectively referred herein to as the "Property."

Article 1. INTEREST RATE
1.1	Interest Rate

Except as otherwise set forth herein or in any of the other Loan Documents, the Indebtedness will bear interest at the rate of Four and Thirty-Two Hundredths Percent (4.32%) per annum ("Interest Rate").  Interest will be calculated on a basis of a thirty (30) day month and three hundred sixty (360) day year.

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Article 2. PAYMENT OF PRINCIPAL AND INTEREST
2.1	Schedule of Principal and Interest Payments

2.1.1 Interest at the Interest Rate accruing on the Principal Balance of this Note from the date of disbursement through and including September 9, 2015, will be due and payable on the date of disbursement.

2.1.2 Payments consisting of principal and interest in the amount of ONE HUNDRED SEVENTY SIX THOUSAND FIVE HUNDRED NINETY TWO AND 56/100 DOLLARS ($176,592.56) (calculated based upon a 30-year amortization of the initial Principal Balance) will be due and payable in arrears, commencing on October 10, 2015, and a like sum will be due and payable on the tenth (10th) day of each calendar month thereafter until the tenth (10th) day of September, 2027 at which time a final payment of the Principal Balance together with accrued and unpaid interest thereon and all other obligations and Indebtedness due hereunder will be due and payable ("Maturity Date").  Borrower acknowledges that because the term of the Loan is shorter than the amortization period, a substantial portion of the Principal Balance will be due on the Maturity Date.

2.2	Business Day

Whenever any payment hereunder is due on a day other than a Business Day, such payment will be made on the Business Day immediately preceding the due date.

Article 3. PREPAYMENT FEE
3.1	Prepayment Fee

The Indebtedness may be prepaid in full, but not in part, on any payment due date, and only upon the conditions stated herein.  Upon giving Lender not less than sixty (60) days prior written notice (a "Prepayment Notice") specifying the date on which prepayment will be made ("Anticipated Prepayment Date"), Borrower may prepay the Indebtedness, on the condition that Borrower pays, in addition to such Indebtedness, a prepayment fee ("Prepayment Fee") equal to the greater of (a) one percent (1.0%) of the then outstanding Principal Balance; or (b) the Prepayment Premium (as defined below).

3.2	Prepayment Premium

The "Prepayment Premium" will be computed as follows:  (a) Lender will determine, as of thirty (30) Business Days before the Anticipated Prepayment Date, as reported by The Wall Street Journal (either in printed or electronic form), or, if The Wall Street Journal is not then available, from another source generally accepted as a standard in the financial community for such rates, the annual yield then available under United States Treasury debt instruments having a maturity date that, in Lender's reasonable judgment, is closest to the Maturity Date ("Treasury Rate"); (b) the annual yield so determined plus 50 basis points will be subtracted from the Interest Rate; (c) the difference so

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obtained (if such difference is less than zero, it will be deemed to be zero) will be divided by twelve (12) to produce a monthly rate; (d) the monthly rate so obtained will be multiplied by the number of months and partial months between the Anticipated Prepayment Date and 90 days prior to the Maturity Date to produce the "Premium Rate"; (e) the Premium Rate will be multiplied by the then outstanding Principal Balance to determine the "Gross Premium"  as of the Anticipated Prepayment Date; and (f) the Gross Premium will be discounted on a monthly basis to its present value as of the Anticipated Prepayment Date to determine the Prepayment Premium.  The time factor to be used in calculation of the net (discounted) Prepayment Premium shall be the same as that used in calculating the Gross Premium and the discount rate shall be equal to the Treasury Rate plus 50 basis points.

3.3	Prepayment without a Prepayment Fee

Notwithstanding anything in this Note to the contrary, this Note may be prepaid without payment of the Prepayment Fee as follows:  (a) upon payment in full at any time during the last ninety (90) days before the Maturity Date (the "Prepayment Period"); (b) in connection with any amounts deemed applied to the Indebtedness as provided for hereunder or under the other Loan Documents; (c) payment to Lender of Insurance Proceeds or Condemnation Proceeds in accordance with and as defined in the Loan Documents; and (d) application of any Insurance Proceeds or Condemnation Proceeds to the Indebtedness provided, that a Default is not in effect at the time of such application, that Lender has not elected to make such Insurance Proceeds or Condemnation Proceeds available for repair or reconstruction, and that, with respect to the application of Insurance Proceeds, Borrower has at all times during which the Loan has been outstanding maintained insurance meeting the requirements of the Loan Documents.

3.4	Prepayment Fee upon Acceleration

If Lender accelerates the Maturity Date of the Indebtedness,  whether resulting from the occurrence of an Event of Default or as a result of any of the other conditions or occurrences specifically allowing acceleration of the Maturity Date, any payment to Lender or any application of any of the Property or any Proceeds to the Indebtedness after such acceleration will be deemed to be a voluntary prepayment of the Indebtedness and Borrower will also pay the Prepayment Fee to Lender computed as if prepayment occurred on the date of such acceleration.

Article 4. GENERAL PROVISIONS AS TO PAYMENTS
4.1	Application of Payments

Payments received by Lender under this Note before an Event of Default will be applied in the following order:  first, to interest due on Advances by Lender in the exercise of Lender's rights and remedies under the Mortgage or the other Loan Documents; second, to Advances and costs of Lender in the exercise of Lender's rights and remedies under the Mortgage or the other Loan Documents; third, to any late charges assessed under this Note; fourth, to interest due under this Note; and fifth, to the Principal Balance.  After any Event of Default, payments received by Lender will be applied by Lender to the Obligations in such order as set forth in the Loan Agreement.

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4.2	Payments in United States Currency

All amounts owing under this Note will be paid in legal tender of the United States of America.

4.3	ACH

Lender may, in its sole discretion, require that all payments hereunder be made to Lender by ACH debit of immediately available funds.

Article 5. DEFAULT; REMEDIES
5.1	Events of Default

An "Event of Default" has the meaning defined in the Loan Agreement.

5.2	Acceleration

Upon, or at any time after, an Event of Default, Lender may, in its sole discretion, declare the entire Indebtedness immediately due and payable, without the necessity for prior demand or notice.  If Lender exercises its option to accelerate the Indebtedness upon an Event of Default, the Prepayment Fee will also be due and payable.  If the Prepayment Fee is not paid upon acceleration of the Indebtedness, the amount of the Prepayment Fee will be added to the Indebtedness as of the date of acceleration.  Failure to exercise this right to accelerate will not constitute a waiver of the right to exercise it at a later date during the continuation of such Event of Default or in the event of any subsequent Event of Default.

5.3	Late Payment Charge

If any installment of principal or interest or any deposit for taxes or insurance premiums required under the Loan Documents is not received by Lender by the fifteenth (15th) day of the month, the Lender may, at its option, assess a "late charge" equal to the lesser of five percent (5%) of the amount overdue or the maximum permitted by Law, with such late charge to be due and payable along with the next scheduled monthly payment under the Loan.  Borrower agrees that:  (a) such late payment will cause Lender to incur administrative costs, collection costs, loss of interest, and other direct and indirect losses in uncertain amounts, (b) it would be impractical or extremely difficult to fix the exact amount of such losses and (c) the late charge is a reasonable estimate of such losses and is fair compensation to Lender for its anticipated losses resulting from such late payment.  Without limiting its rights to recover such installment and to collect the Prepayment Fee when due and to exercise all other rights under this Note, the Mortgage and the other Loan Documents, Lender's acceptance of this Note constitutes Lender's agreement to accept such late charge in lieu of its right to recover its actual losses resulting from such late payment.

5.4	Late Payments

In the event Borrower is late in making payment of any required amount due under the Loan, Lender agrees to give notice and allow a 10 day grace period to make such payment (from the date of such notice) two times per calendar year (each an "Additional Grace Period").  Borrower shall be obligated to pay any fees resulting from a late payment, and such additional cure period shall not be

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deemed to eliminate any interest which shall have accrued on the outstanding balance due under the Loan pending receipt of such payment.  For the purpose of this provision, any written communication (such as a "late notice") issued by Lender, its loan correspondent, servicer, or legal counsel to Borrower, shall be deemed effective and Lender shall not be required to comply with the other specific Notice requirements contained in the Loan Documents.

5.5	Interest Rate after Default

After any Event of Default, the Indebtedness then outstanding will bear interest equal to the lesser of (i) the sum of five hundred (500) basis points added to the Interest Rate or (ii) the maximum rate permitted by Law ("Default Rate") per annum, until the Indebtedness is paid in full or until Lender, in its sole discretion, elects to accept a cure of such Event of Default.

Article 6. GENERAL PROVISIONS
6.1	Attorneys' Fees

If any action is brought to enforce or collect any part of the Indebtedness, Lender will be entitled to recover, as an element of the Indebtedness and not as damages, actual and reasonable attorneys' fees and other reasonable out-of-pocket costs of enforcement and collection.

6.2	Obligation Unconditional; Time of Essence

No provision of this Note or of any other Loan Document will alter, impair or render conditional the obligation of Borrower, which is absolute and unconditional, to pay the Indebtedness under this Note at the place and at the times herein prescribed.  Time is of the essence with respect to all of Borrower's obligations under this Note.

6.3	Independence

Except as otherwise provided in this Note or the other Loan Documents, Borrower acknowledges liability for payment of all amounts owing under this Note and the other Loan Documents and agrees that Lender does not have to foreclose its Mortgage or realize on any other collateral before demanding full payment from Borrower.

6.4	Borrower's Waivers

To the extent permitted by Law and so long as there is no intentional or fraudulent misconduct on the part of Lender:

6.4.1 Borrower waives notice of acceptance of this Note, diligence, presentment, protest, demand for payment, notice of protest, dishonor and nonpayment, and waives the legal effect of Lender's failure to give all notices not expressly provided for herein.

6.4.2 Borrower waives and releases the right to plead any statute of limitation as a defense to any demand under this Note, or under any other Loan Document.

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6.4.3 Borrower waives and releases all errors, defects and imperfections in any proceedings instituted by Lender under the terms of this Note, the Mortgage or the other Loan Documents, as well as all benefit that might accrue to Borrower by virtue of any present or future Laws exempting the Property, or any other property, real or personal, pledged or mortgaged as security for the payment of this Note, or any part of the Proceeds arising from any sale of any such property, from attachment, levy, or sale under execution, or providing for any stay of execution, exemption from civil process, or extension of time for payment; and Borrower agrees that any real estate that may be levied upon pursuant to a judgment obtained by virtue hereof, or any writ of execution issued thereon, may be sold upon any such writ in whole or in part in any order desired by Lender.

6.4.4 Borrower waives and releases the right to assert any counterclaim, other than compulsory counterclaims, in any action or proceeding brought against Borrower by Lender under this Note, however, Borrower may assert any such claim in a separate action.

6.5	Loss or Destruction

Upon receipt of evidence reasonably satisfactory to Borrower of the loss or mutilation of this Note, Borrower will execute and deliver, in substitution hereof, a replacement note.

6.6	Binding Effect

This Note will be binding upon (as applicable) the heirs, executors, administrators, successors and assigns of Borrower and all endorsers hereto and will inure to the benefit of Lender and its successors and assigns.

6.7	Definitions; Construction and Interpretation

Terms with initial capital letters used in this Note but not herein defined shall have the meanings ascribed to such terms in the Glossary located in the Loan Agreement or as otherwise defined in any Loan Document.  The provisions in the Loan Agreement dealing with construction and interpretation of the Loan Documents are incorporated in this Note by reference and will be applied herein.

6.8	Joint and Several Obligations

If this Note is executed by more than one Person as Borrower, the Obligations of such Persons will be joint and several obligations.

6.9	Loan Agreement Provisions

The terms and conditions of the Loan Agreement are incorporated in this Note by reference and will be given effect as if fully set forth in this Note.

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Article 7. MAXIMUM INTEREST RATE
7.1	Interest

Notwithstanding any provisions of this Note to the contrary, Borrower and Lender agree that in no event will the interest required to be paid by Borrower to Lender under this Note exceed the maximum interest that may lawfully be charged by Lender under applicable Laws ("Maximum Legal Rate").  This Note will be construed to provide that any interest paid in excess of the Maximum Legal Rate will be considered to have been a payment in reduction of principal, not subject to the Prepayment Fee.  All sums paid or agreed to be paid to the Lender for the use, forbearance or detention of the Indebtedness will, to the extent permitted by applicable Law, and only to the extent necessary to preclude exceeding the Maximum Legal Rate, be amortized, pro-rated, allocated and spread from the date of disbursement of the proceeds of this Note until payment in full of the Indebtedness so that the actual rate of interest on account of such Indebtedness is uniform throughout the balance of the term of this Note.  The terms of this Article will control every other provision of the Loan Documents.

Article 8. RECOURSE
8.1	Recourse Obligations

Except for the Recourse Obligations set forth below, and except as otherwise set forth in any of the Loan Documents (including, specifically, the Environmental Indemnity and the Guaranty), in any proceedings under the Loan Documents, Lender's recovery against Borrower or any Borrower Party will be enforced only against the Property, any other security that may at any time be given to secure payment of the Indebtedness or performance of the Obligations, and to the rents, income and profits produced thereby.  Notwithstanding the foregoing, nothing herein contained shall be construed to limit Lender's rights to obtain injunctive relief against Borrower, any Borrower Party or any other Person to cause compliance with the terms and conditions contained in the Loan Documents or to obtain such other relief as allowed by Law.

Borrower and Sterling Properties, LLLP, Bell Real Estate Holdings, LLC, and Buck Properties, LLP (collectively, "Recourse Parties") shall be jointly and severally liable for payment to Lender of the cumulative amounts only as a result of and directly attributable to the Recourse Obligations, as hereafter defined.

The following constitute the "Recourse Obligations:"

8.1.1 All Losses incurred by Lender as a result of material physical waste to the Property.
8.1.2 All Losses incurred by Lender as a result of fraud or intentional material misrepresentation by Borrower or any Recourse Party in connection with the Loan or the Property.
8.1.3 The amount of all security deposits pertaining to any leases at the Property that Lender fails to receive on demand after a Default, together with all Losses from Borrower's

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failure to comply with the Loan Document requirements pertaining to Early Lease Termination Amounts and Early Lease Termination Waiver Amounts.
8.1.4 The amount of all Proceeds (including, but not limited to Insurance Proceeds) as set forth in the Mortgage applied, paid or distributed other than in accordance with the Loan Documents.
8.1.5 All Losses arising from Borrower's failure to comply with the Application of Revenue requirements.

8.1.6 All Losses incurred by Lender as a result of the failure to insure the Property as required by the terms of the Loan Documents together with the amount of any deductibles carried with respect to the insurance required under the Loan Documents in excess of the deductible amounts permitted therein, including any deductible amount pertaining to a "named storm," as designated by the National Weather Service.

8.1.7 The replacement cost of any personal property of Borrower removed from the Property in violation of the terms of the Loan Documents.  Nothing herein shall limit the Borrower's right, in its sole discretion, to replace such personal property, whether as a result of obsolescence, or otherwise with other property or equipment of similar function and value throughout the term of the Loan.

8.1.8 All Losses incurred by Lender as a result of any lien granted by Borrower that is determined to have priority over the lien created in favor of Lender under the Loan Documents.

8.1.9 All Losses incurred by Lender as a result of any failure of the Property to comply with the Americans with Disabilities Act of 1990, as amended, including, also, all requirements and mandates under state and local Laws pertaining to disabled/handicapped access, and if applicable the Fair Housing Act of 1968, as amended (the "ADA").  Lender agrees, however, that this Recourse Obligation shall terminate upon receipt by Lender of an ADA audit performed by professionals with qualifications acceptable to Lender certifying that the Property is currently in compliance with all ADA requirements.

8.1.10 All Losses incurred by Lender as a result of any failure of the Property to fully comply with all local, state and federal land use laws and regulations including, specifically, all applicable zoning laws and regulations promulgated by the city and/or the county where the Property is located or requirements or restrictions contained in any permits or approvals pertaining to the Property.  Lender agrees, however, that this Recourse Obligation shall terminate upon receipt by Lender of a property zoning report ("PZR") performed by professionals with qualifications acceptable to Lender certifying that the Property is currently in compliance with all such laws, regulations, requirements and restrictions.

8.1.11 All Losses incurred by Lender as a result of the failure by Borrower to timely pay for all Impositions (including mortgage taxes), assessments and insurance premiums affecting the Property.

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8.1.12 All Losses incurred by Lender as a result of the transaction creating the Mortgage being deemed, under federal bankruptcy, state insolvency, or similar creditors' rights laws, to be (a) a fraudulent conveyance or fraudulent transfer; or (b) a preferential transfer.

8.1.13 Costs and expenses incurred by Lender on account of Borrower's failure to deliver, after an Event of Default, documents such as leases, plans, specifications, operating agreements, etc., that Borrower has in its possession or control.

8.1.14 All of the outstanding Indebtedness, upon (a) the filing by Borrower for relief under the United States Bankruptcy Code or any similar state insolvency proceedings; or (b) upon the filing by any other person of a petition against Borrower under the United States Bankruptcy Code or any similar state insolvency proceedings, which petition or proceeding is not dismissed within sixty (60) days of such filing.

8.1.15 Reasonable and actual costs, expenses and attorney fees incurred by Lender to protect, enforce or collect the Recourse Obligations from Borrower or any Recourse Parties.  All of such costs, expenses and fees shall be recoverable by Lender whether or not legal proceedings are instituted or appearances made in any court on behalf of Lender, and regardless of whether the matter or dispute is resolved by compliance, compromise, settlement, or abandonment by a party of its claim or defense.

Recourse Parties shall pay Interest on all of the above to the extent not defined as Losses, at the Default Rate set forth herein beginning on the 30th day after written demand by Lender. As a matter of clarification, the parties agree that there shall be no double counting of Default Rate Interest on the Recourse Obligations.

8.2	Waivers

Nothing in this Note will:

8.2.1 Constitute a waiver, release or impairment of any of Borrower's Obligations under the Loan Documents.

8.2.2 Be deemed a waiver of any right of Lender under Sections 506(a), 506(b), 1111(b) or any other provisions of the United States Bankruptcy Code to file a claim for the full amount of the Indebtedness, or to require that the Property continue to secure all of the Indebtedness.

8.2.3 Impair the right of Lender to name Borrower, any Recourse Party, or any Guarantor as a party or parties defendant in any action or suit for judicial foreclosure and sale under the Mortgage.
8.2.4 Affect the validity or enforceability of, or limit recovery under, any master lease, guaranty or indemnity relating to the Loan or the Property including the Environmental Indemnity.
8.2.5 Impair the right of Lender to obtain the appointment of a receiver.

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8.2.6 Impair the enforcement of any assignment of leases included in the Mortgage or executed separately in connection with the Loan.
Article 9. EFFECTIVE DATE
9.1	Entry of Effective Date

In the event that this instrument is executed and delivered by the parties without entering an effective date, the effective date, unless otherwise provided for herein, will be deemed to be the date on which the Loan proceeds were disbursed to the Borrower.

(Execution pages follow)

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IN WITNESS WHEREOF, the undersigned have executed and delivered this instrument effective as of the date first above written.